Exhibit 10.2

AMENDMENT NO. 1 TO

ARC DOCUMENT SOLUTIONS, INC.

2014 STOCK INCENTIVE PLAN

In accordance with Section 19(b) of the ARC Document Solutions, Inc. 2014 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective upon approval by the stockholders at the annual meeting on May 1, 2014:

Section 5(a) of the Plan is hereby amended and restated in its entirety as follows:

(a) “(a) Basic Limitation.

Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (x) 2,720,327 Shares, plus (y) the sum of the number of Shares subject to outstanding awards under the Company’s 2005 Stock Plan (the “Predecessor Plan”) on the Effective Date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of Shares subject to vesting restrictions under the Predecessor Plan on the Effective Date that are subsequently forfeited, plus the number of reserved Shares not issued or subject to outstanding grants under the Predecessor Plan on the Effective Date, in an aggregate amount not to exceed 3,500,000 Shares. Notwithstanding the foregoing, (i) the number of Shares that may be delivered in the aggregate pursuant to Restricted Shares and Stock Units awarded under the Plan shall not exceed 1,000,000 Shares, and (ii) the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed 3,500,000 Shares plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(c). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.”

To record the amendment of the Plan, ARC Document Solutions, Inc. has executed this document this 18th day of April, 2014.

ARC Document Solutions, Inc.

By:	/John E.D. Toth/
Title:	Chief Financial Officer